Exhibit 1.06

Investor Relations	Media Relations
Monish Bahl CDC Corporation 678-259-8510 mbahl@cdcsoftware.com	Lorretta Gasper CDC Software 678-259-8632 lgasper@cdcsoftware.com

FOR IMMEDIATE RELEASE

CDC Software Agrees To Acquire A Leading Supply Chain Event Management and Business Activity
Monitoring Provider

Agreement Marks CDC’s Software’s Return to Acquisition Strategy

HONG KONG, ATLANTA, Feb. 9, 2009 — CDC Software, a wholly-owned subsidiary of CDC Corporation (NASDAQ: CHINA) and a provider of industry-specific enterprise software applications and business services, today announced it has signed a binding term sheet to acquire WKD Solutions Ltd., a leading provider of supply chain event management and business activity monitoring (BAM) solutions that helps enterprises improve their supply chain visibility and support their governance, risk and compliance requirements.

Privately-held Surrey, U.K.-based WKD Solutions markets its products under the Categoric Software brand. This acquisition is subject to several standard closing conditions including the receipt of approval from the Board of Directors of CDC Software and the satisfactory completion of due diligence by CDC Software.  Under an OEM agreement, Categoric’s supply chain event management technology has been used in CDC Software’s Catalyst product line for several years.

In the event the acquisition is completed, Categoric’s solutions, including real time alerting, process automation, corrective action tracking, and key performance indicator (KPI) dashboards, are expected to be integrated into the CDC Supply Chain solutions. CDC Software believes these solutions will help enterprises make better informed business decisions, quickly address problem areas and allow them to fully-exploit emerging business opportunities. Categoric solutions specifically provide real time information about the status and results of various operations, help predict issues before they arise, and alert users on exceptions or problems, such as delayed shipments and damaged goods, so corrective action can be taken immediately. Categoric solutions also provide a unified framework that helps enable enterprises to respond quickly and efficiently for governance, risk and compliance requirements, as well as support for non-financial issues and risks such as environmental, social and ethical oversight.

“We are excited to be pursuing this acquisition since we took a break to concentrate on integrating our prior acquisitions and rightsizing our platform,” said Peter Yip, CEO, CDC Software. “We believe now is the time to return to our prior “focus, acquire and grow strategy” through mergers and acquisitions that help expand the breadth of our enterprise applications and fill the technology opportunities in our product roadmap. This planned acquisition makes good business sense given the significant success we have already enjoyed under our OEM relationship with WKD Solutions and its strategic fit in our product strategy. ”

Commenting on the benefits CDC Software’s supply chain technology delivers to the market, Yip added, “CDC Supply Chain has been helping customers address rising costs in their supply chain during the recessionary market conditions within their industry. In today’s increasing collaborative business environment, enterprises also must have full visibility into their operations so they can identify and respond to problems in their supply chain before it affects their bottom line. We believe that the integration of Categoric technology with CDC Supply Chain will provide customers with a compelling supply chain solution that helps to ensure the timely and profitable movement of product from demand to consumption. ”

“We were one of the first companies to develop a proactive business management solution that incorporated real time alert technology, and we are excited with the prospect of bringing this innovative technology and our extensive expertise to one of the leading supply chain providers in the industry,” said Kevin Noakes, CEO of WKD Solutions. “We believe that the combination of Categoric technology with CDC Supply Chain will help deliver information an enterprise needs to optimize performance throughout their supply chain.”

CDC Supply Chain
CDC Supply Chain offers a broad range of integrated, open standards-based solutions that service key areas of complex supply chains and distribution networks. The solutions can operate as standalone modules or can readily integrate into an enterprise’s existing applications. Key functionality in the CDC Supply Chain suite includes order and inventory management, demand & replenishment planning, warehouse management, transportation management, dynamic route planning, slotting, labor management, cross dock planning and yard management. CDC Supply Chain is designed to leverage the Open Application Group XML Integration Standard, ensuring cost effective integration into today’s event-driven supply chain and enabling the incremental refinements of a solution footprint as business needs evolve.

Some of the world’s leading customers use CDC Supply Chain including: Ahlsell, Ahold/Albert Heijn, Aldo Shoes, Boeing/Aviall, Canadian Tire, Celesio/NMD, DSGi (formerly known as Dixon Group), General Motors, Legrand Group, Motorola/Symbol, PepsiCo International, Reebok, SABIC (GE Plastics), Schneider, Schenker Logistics and Smuckers. For more information, visit: www.CDCsupplychain.com

About CDC Software
CDC Software, The Customer-Driven Company™, is a provider of enterprise software applications designed to help organizations deliver a superior customer experience while increasing efficiencies and profitability.  CDC Software’s product suite includes:  CDC Factory (manufacturing operations management), Ross ERP (enterprise resource planning) and SCM (supply chain management), CDC Supply Chain (supply chain management, warehouse management and order management), Pivotal CRM and Saratoga CRM (customer relationship management), CDC MarketFirst (marketing automation and lead management), Respond (customer complaint and feedback management), c360 CRM add-on products, industry solutions and development tools for the Microsoft Dynamics CRM platform, Platinum HRM (human resources), and business analytics solutions.

These industry-specific solutions are used by more than 6,000 customers worldwide within the manufacturing, financial services, health care, home building, real estate, and wholesale and retail distribution industries. The company completes its offerings with a full continuum of services that span the life cycle of technology and software applications, including implementation, project consulting, outsourced business services, application management and offshore development. For more information, please visit www.cdcsoftware.com.

About CDC Corporation
The CDC family of companies includes CDC Software focused on enterprise software applications and services, CDC Games focused on online games, and China.com focused on portals for the greater China markets.  For more information about CDC Corporation (NASDAQ: CHINA), please visit http://www.cdccorporation.net/.

Cautionary Note Regarding Forward-Looking Statements
This press release includes “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995, including statements relating to our beliefs about CDC Software, Categoric Software, our expected acquisition of Categoric Software, the earnings-accretive nature thereof and the completion, effects and expected benefits thereof, our beliefs regarding the benefits of Categoric’s products to customers, our beliefs regarding our ability to integrate and leverage the products and solutions to be acquired through our proposed acquisition of Categoric, our expectations regarding the resumption of an acquisition business strategy, our expectations regarding our ability to attain future expansion and success with customers of CDC Software and Categoric, our beliefs regarding the timing and availability for any products developed, our beliefs regarding our ability to integrate Categoric technology with ours, the belief regarding the existence and success of synergies between Categoric and CDC Software and our ability to continue to provide supply chain solutions that help ensure the timely and profitable movement of product from demand to consumption and other statements that are not historical fact, the achievement of which involve risks, uncertainties or assumptions. These statements are based on management’s current expectations and are subject to risks and uncertainties and changes in circumstances. There are important factors that could cause actual results to differ materially from those anticipated in the forward looking statements including, among others: the conditions of the enterprise market, the completion of the acquisition of Categoric on favorable terms, if at all, and the ability of CDC Software and/or Categoric products to address the business requirements of the market, demand for and market acceptance of CDC Software and/or Categoric technology, and the ability of CDC Software to successfully integrate Categoric technology. Further information on risks or other factors that could cause results to differ is detailed in filings or submissions with the United States Securities and Exchange Commission made by CDC Corporation in its Annual Report for the year ended December 31, 2007 on Form 20-F filed on June 30, 2008 and amended on September 15, 2008. All forward-looking statements included in this press release are based upon information available to management as of the date of the press release, and you are cautioned not to place undue reliance on any forward looking statements which speak only as of the date of this press release. The company assumes no obligation to update or alter the forward looking statements whether as a result of new information, future events or otherwise.